Exhibit 3.1

Articles of Incorporation <LEIFRAS Co.,Ltd.>

Chapter 1	General Provisions

(Trade name)

Article 1 The Company shall be known as LEIFRAS CO.,LTD. in English.

(Purpose)

Article 2 The purpose of the Company shall be to engage in the following businesses.

(1)	Management of sports clubs, sports schools and cultural schools and operation of them on commission

(2)	Sale of sports equipment and sports clothing

(3)	Sports coaching services for individuals

(4)	Sports coaching services mainly for middle-aged and older people for anti-ageing purposes

(5)	Community-based service activities under the Long-Term Care Insurance Act

(6)	Comprehensive activities for care prevention and daily Life support based on the Long-Term Care Insurance Act

(7)	After-school child sound upbringing services under the Child Welfare Act

(8)	Day-care support services for children with disabilities under the Child Welfare Act

(9)	Health equipment and equipment sales

(10)	Worker dispatch business

(11)	Fee-based employment placement business

(12)	Management Consultancy services

(13)	Travel agency services under the Travel Agency Act

(14)	Travel service arrangement business under the Travel Services Act

(15)	Supporting services related to school classes, extracurricular activities, etc.

(16)	Management of public facilities under the designated manager system in accordance with the Local Autonomy Act and commissioning of its operational services

(17)	Ryokan business under the Ryokan Business Act

(18)	Planning, operation and management of various facilities, including accommodation, sports facilities, leisure facilities, hot spring bath facilities and campsites

(19)	Management of restaurants

(20)	Planning, production, implementation and operation of various training and events

(21)	Planning, manufacture, sale and lease of various goods

(22)	Provision of tourist information and various other information services

(23)	Planning, development and operation of e-sports (competitions using computer games)

(24)	Operations to recruit or solicit sponsors for sponsorship of education funding for education services

(25)	Recruiting or soliciting investors for sponsorship of various events

(26)	Planning, production, operation and management of internet content

(27)	Internet-based advertising business

(28)	All businesses incidental to the above items

(Location of head office)

Article 3 The Company has its head office in Shibuya Ward, Tokyo.

(Institutional design)

Article 4 In addition to the General Meeting of Shareholders and the Board of Directors, the Company has the following bodies.

1.	Board of Directors

2.	Audit Committee

3.	Accounting Auditor

(Method of public notification)

Article 5 Public notices of the Company shall be given electronically. However, if electronic public notices cannot be made due to an accident or other unavoidable reasons, public notices shall be given by publication in the Nihon Keizai Shimbun.

Chapter 2	Company’s stock

(Total number of shares authorized to be issued)

Article 6 The total number of shares authorized to be issued by the Company shall be two million.

(Restrictions on transfer of shares)

Article 7 Any transfer of shares in the Company must be approved by the Board of Directors.

(Acquisition of treasury stock)

Article 8 The Company may acquire its own shares by resolution of the Board of Directors pursuant to Article 165(2) of the Companies Act.

(administrator of shareholders’ register)

Article 9 The Company has a shareholder register administrator.

2.	The administrator of the shareholder register and its place of business shall be determined by resolution of the Board of Directors.

3.	The preparation of the register of shareholders and the register of subscription rights of the Company and the keeping of the register of shareholders and the register of subscription rights of the Company are entrusted to the administrator of the register of shareholders and are not handled by the Company.

(Stock handling rules)

Article 10 The handling and fees relating to the shares and subscription rights of the Company and the procedures for the exercise of shareholders’ rights are governed by the Share Handling Regulations established by the Board of Directors, in addition to the laws and regulations or these Articles of Incorporation.

Chapter 3	General meeting of shareholders

(Convocation)

Article 11 An ordinary general meeting of shareholders of the Company shall be convened within three months from the day following the last day of the business year, and an extraordinary general meeting shall be convened whenever necessary.

(Record date for annual general meeting of shareholders)

Article 12 The record date for voting at the Company’s annual general meeting of shareholders is 31 December each year.

(Convening authority and chairperson)

Article 13 The General Meeting of Shareholders is convened and chaired by the President of the Board of Directors.

2.	In the absence or disability of the President of the Board of Directors, another director shall convene and preside at the General Meeting of Shareholders in the order previously determined by the Board of Directors.

(Method of resolution)

In the absence or disability of the President of the Board of Directors, another director shall convene and preside at the General Meeting of Shareholders in the order previously determined by the Board of Directors.

Article 14 Except as otherwise provided by law or these Articles of Incorporation, resolutions of the General Meeting of Shareholders shall be adopted by a majority of the votes of the shareholders present who are entitled to exercise their voting rights.

2.	Resolutions stipulated in Article 309(2) of the Companies Act shall be adopted by two-thirds or more of the voting rights of shareholders present at a meeting where shareholders holding one-third or more of the voting rights of shareholders entitled to exercise their voting rights are present.

(Exercise of voting rights by proxy)

Article 15 A shareholder may exercise his voting rights by proxy of one other shareholder entitled to vote in the Company.

2.	The shareholder or proxy must submit to the Company a document evidencing his/her power of representation at each general meeting of shareholders.

(Minutes)

Article 16 Minutes of the proceedings of the General Meeting of Shareholders shall be prepared as required by Law and kept at the Company’s head office for ten years.

(Internet disclosure and deemed provision of reference documents for the General Meeting of Shareholders)

Article 17 When convening a general meeting of shareholders, the Company may be deemed to have provided information relating to matters to be stated or indicated in the reference documents for the general meeting of shareholders, the business report, the financial statements and the consolidated financial statements to the shareholders by disclosing such information by means of the internet in accordance with the provisions of the Ordinance of the Ministry of Justice.

Chapter 4	Directors and Board of Directors

(Number of members)

Article 18 The Company’s directors (excluding directors who are members of the Audit Committee) shall not exceed ten (10) persons.

2.	There shall be no more than five directors who are members of the Company’s Audit Committee.

(Method of appointment)

Article 19 Directors shall be elected by resolution of the General Meeting of Shareholders, distinguishing between those who are members of the Audit Committee and other directors.

2.	Resolutions for the election of directors are adopted by a majority of the votes of shareholders present at a meeting where shareholders holding at Least one-third of the voting rights of shareholders entitled to vote are present.

3.	The resolution for the election of directors shall not be by cumulative voting.

(Term of office)

Article 20 The term of office of directors (excluding directors who are members of the Audit Committee) shall expire at the conclusion of the ordinary general meeting of shareholders relating to the Last fiscal year ending within one year after their election.

2.	The term of office of directors who are members of the Audit Committee shall expire at the conclusion of the ordinary general meeting of shareholders relating to the Last of the fiscal years ending within two years of their election.

3.	The term of office of a director who is a member of the Audit Committee appointed to fill in for a director who retires before the expiry of his or her term of office shall expire at the end of the term of office of the retiring director.

(Representative director and executive directors)

Article 21 Representative directors are selected by resolution of the Board of Directors from among the directors (excluding directors who are members of the Audit Committee).

2.	The Board of Directors may, by resolution, select a Chairman of the Board of Directors, a President, a Vice President, a Senior Managing Director and a few Managing Directors from among the Directors (excluding Directors who are members of the Audit Committee).

(Persons authorized to convene and chair Board of Directors meetings)

Article 22 Except as otherwise provided by Law, meetings of the Board of Directors are convened by the President of the Board of Directors and are chaired by a director previously appointed by the Board of Directors.

2.	In the absence or disability of such director, another director shall convene and preside at meetings of the Board of Directors in the order previously determined by the Board of Directors.

(Notice of Board of Directors meetings)

Article 23 Notice of a meeting of the Board of Directors is given to each director at Least three days before the date of the meeting. However, this period may be shortened if urgently required.

2.	With the consent of all directors, a meeting of the Board of Directors may be held without the convening of a meeting.

(Method of resolution of the Board of Directors)

Article 24 Resolutions of the Board of Directors shall be adopted by a majority of the directors present at a meeting where a majority of the directors who are entitled to vote are present.

2.	The Company shall be deemed to have passed a resolution of the Board of Directors on any matter for the purposes of the resolution of the Board of Directors if the requirements of Article 370 of the Companies Act are met.

(Minutes of board meetings)

Article 25 The proceedings of the Board of Directors, their results and other matters stipulated by law are entered or recorded in the minutes, and the directors present at the meeting either affix their names and seals or sign them electronically.

(Board of Directors’ Regulations)

Article 26 Matters relating to the Board of Directors are governed by the Regulations of the Board of Directors established by the Board of Directors in addition to the law or these Articles of Incorporation.

(Remuneration and other benefits)

Article 27 The remuneration, bonuses and other benefits received by the Company in consideration of the performance of their duties (‘remuneration etc.’) shall be determined by resolution of the General Meeting of Shareholders, distinguishing between Directors who are Audit Committee members and other Directors.

(Exemption from directors’ liability)

Article 28 The Company may, pursuant to Article 426(1) of the Companies Act, exempt directors (including persons who were previously directors) from liability for damages due to negligence of their duties by a resolution of the Board of Directors to the extent permitted by law.

2.	The Company may enter into contracts with directors (excluding those who are executive directors, etc.) to limit their liability for damages due to negligence of their duties, pursuant to Article 427, paragraph 1, of the Companies Act. However, the Limit of Liability under such contracts shall be the minimum Liability Limit stipulated by law.

Chapter 5	Audit Committee

(Full-time audit committee member)

Article 29 The Audit Committee may, by resolution, select a full-time Audit Committee member.

(Persons authorized to convene meetings of the Audit Committee)

Article 30 Each member of the Audit Committee convenes a meeting of the Audit Committee.

(Notice of meetings of the Audit Committee)

Article 31 Notice of a meeting of the Audit Committee shall be given to each member of the Audit Committee at least three days prior to the date of the meeting. However, this period may be shortened in urgent cases.

2.	With the consent of all members of the Audit Committee, a meeting of the Audit Committee may be held without the convening procedure.

(Method of resolution of the Audit Committee)

Article 32 Except as otherwise provided by law, resolutions of the Audit Committee shall be adopted by a majority of the Audit Committee members present who are entitled to vote.

(Minutes of Audit Committee meetings)

Article 33 The proceedings and results of meetings of the Audit Committee and other matters required by law are entered or recorded in the minutes, and the Audit Committee members present at the meeting either affix their names and seals or sign them electronically.

(Audit Committee Regulations)

Article 34 Matters relating to the Audit Committee are governed by the Audit Committee Regulations, except as otherwise provided by law or the Articles of Incorporation.

Chapter 6	Accounting Auditor

(Election to office)

Article 35 Accounting auditors are appointed by resolution of the General Meeting of Shareholders.

(Term of office)

Article 36 The term of office of the accounting auditor shall expire at the conclusion of the ordinary general meeting of shareholders relating to the last of the fiscal years ending within one year after its appointment.

2.	The accounting auditor shall be deemed to have been reappointed at such annual general meeting of shareholders if no other resolution has been passed at the preceding annual general meeting of shareholders.

(Remuneration, etc.)

Article 37 The remuneration of the accounting auditor is determined by the representative director with the consent of the Audit Committee.

(Exemption of accounting auditors from liability)

Article 38 Pursuant to Article 426(1) of the Companies Act, the Company may, by resolution of the Board of Directors, exempt the accounting auditors (including persons who were accounting auditors) under Article 423(1) of the same Act from liability for damages to the extent permitted by law.

2.	The Company may enter into contracts limiting liability for damages under Article 427, paragraph 1, of the Companies Act. However, the limit of liability under such contracts shall be the amount stipulated by law.

Chapter 7	Fiscal Period

(Fiscal Year)

Article 39 The Company’s fiscal year is one year, from 1 January to 31 December each year.

(Record date for the payment of dividends from retained earnings)

Article 40 The record date for the year-end dividend of the Company is 31 December each year.

2.	In addition to the preceding paragraph, a record date may be set for the distribution of surplus

(Interim dividends)

Article 41 The Company may, by resolution of the Board of Directors, pay interim dividends with a record date of 30 June each year.

(Exclusion period for dividends)

Article 42 If the dividend property is in cash, the Company shall be discharged from its obligation to pay it if it is not received after a period of three full years from the date of commencement of its payment.

(supplementary provisions)

(Transitional measures, including exemption from Liability of auditors before transition to a company with an audit committee)

Article 1 The exemption from Liability for damages under Article 426, paragraph 1 of the Companies Act in relation to the acts of the auditors (including former auditors) prior to the conclusion of the Extraordinary General Meeting of Shareholders held on 15 December 2022, by a resolution of the Board of Directors, is still subject to the provisions of the Articles of Incorporation before the amendment at the conclusion of that Extraordinary General Meeting of Shareholders.

2.	The agreement to Limit Liability for damages under Article 427, paragraph 1 of the Companies Act in relation to the acts of the auditors (including persons who were previously auditors) prior to the conclusion of the extraordinary general meeting of shareholders held on 15 December 2022 is still subject to the provisions of the Articles of Incorporation prior to the amendment at the conclusion of the said extraordinary general meeting of shareholders.

(Revised on 28 March 2023)

I certify that this copy of the Articles of Incorporation does not differ from the original.

Kiyotaka Ito,

President and Representative Director, REIFRAS Co. Ltd.

20-3, Ebisu 4-chome, Shibuya-ku, Tokyo, Japan